  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 1, 2013

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 1, 2013, PharmAthene, Inc. ("PharmAthene"), Theraclone Sciences, Inc. ("Theraclone") and Taurus Merger Sub, Inc. ("Merger Sub") entered into a Termination Agreement (the "Termination Agreement") to terminate the Agreement and Plan of Merger, dated as of July 31, 2013 among PharmAthene, Theraclone, Merger Sub and Steven Gillis, Ph.D., as representative of the Theraclone stockholders (the "Merger Agreement"), pursuant to which Merger Sub would be merged with and into Theraclone, with Theraclone as the surviving, wholly owned subsidiary of PharmAthene.  Under the terms of the Termination Agreement, PharmAthene will pay Theraclone a $1 million termination fee.  The Termination Agreement also provides that neither PharmAthene nor Theraclone shall have any further obligation to the other, except with respect to certain confidentiality agreements as provided in the Merger Agreement, and includes a mutual release of certain claims in connection with the Merger Agreement.

A copy of the Termination Agreement is attached hereto as exhibit 2.1 and is incorporated herein by reference.

Item 8.01 Other Events

On December 2, 2013, PharmAthene issued a press release announcing the execution of the Termination Agreement and the cancellation of the December 3, 2013 special meeting of stockholders of PharmAthene to vote on proposals related to the Merger Agreement.

A copy of the press release is attached hereto as exhibit 99.1 and is incorporated by reference herein.

Item 9.01

(d)          Exhibits

Exhibit No.	Description

2.1	Termination Agreement, dated as of December 1, 2013, by and among PharmAthene, Theraclone and Merger Sub.

99.1	Press Release, dated December 2, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC.

By:	/s/ Eric I. Richman
Eric I. Richman
President and Chief Executive Officer

Dated:    December 2, 2013